UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2016

ENPHASE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd

Petaluma, CA 94954

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On September 22, 2016, management of Enphase Energy, Inc., or the Company, implemented a restructuring plan to lower operating expenses. The restructuring plan led to a reduction of the Company’s workforce globally by approximately 11% of total headcount throughout all areas of the organization and an elimination of certain non-core projects. Under the plan, the Company estimates it will incur aggregate restructuring charges of approximately $3.0 million in the third quarter of 2016, which is comprised of approximately $1.7 million in cash-based severance and related benefits and $1.3 million in non-cash charges for asset impairments and write-offs related to property and equipment. The restructuring actions are expected to be completed by the fourth quarter of 2016.

This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to the expected costs associated with termination benefits, the financial impact of the reduction in force, the Company’s plans to focus on its pipeline product and other key initiatives. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to cost reduction efforts and the development of the Company’s pipeline products. These and other risk factors are discussed under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed by the Company with the Securities and Exchange Commission on August 3, 2016. In addition, the Company’s workforce reduction costs may be greater than anticipated and the workforce reduction and any future workforce and expense reductions may have an adverse impact on the Company’s development activities. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

Item 2.06	Material Impairments.

The information set forth above in Item 2.05 is incorporated into this Item 2.06 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2016	ENPHASE ENERGY, INC.

	By:	/s/ Humberto Garcia
Humberto Garcia
Vice President and Chief Financial Officer